Exhibit 99.1

NEWS RELEASE                                       FOR RELEASE JULY 29, 2004
                                                   6 a.m. Eastern Time

CONTACTS:
Keith A. Cheesman, Investors, (513) 763-1936
Lori Dorer, Media, (513) 345-1685

          KENDLE INTERNATIONAL INC. REPORTS SECOND QUARTER 2004 RESULTS
                  Results Reflect Third Consecutive Quarter of
                   Strong Sales Performance Above $50 Million

CINCINNATI, July 29, 2004 -- Kendle International Inc. (Nasdaq: KNDL), a leading global full-service clinical research organization, today reported second quarter 2004 financial results.

New business awards were $58 million for second quarter 2004. Contract cancellations for the quarter were $5 million, the third consecutive quarter with a cancellation rate at or below 10 percent. Total business authorizations, which consist of signed backlog and verbally awarded business, totaled an all-time company high of $206 million at June 30, 2004, compared to $186 million at December 31, 2003. "We are pleased with our continued strong sales growth for the quarter, which marks our third consecutive quarter of delivering net new business awards over the $50 million mark," said Candace Kendle, PharmD, Chairman and CEO. "We believe this is the result of the Kendle 2004 restructuring and significant additions to leadership within our operating units. Our strong sales performance in the quarter and pipeline of sales opportunities position us well in this highly competitive marketplace."

Net service revenues for second quarter 2004 were $41.2 million compared to net service revenues of $38.5 million for second quarter 2003. Net service revenues by geographic region were 59 percent in North America, 37 percent in Europe and 4 percent in the Asia-Pacific region. The top five customers based on net service revenues accounted for 39 percent of net service revenues for second quarter 2004.

Reimbursable out-of-pocket revenues and expenses were $12.0 million for second quarter 2004 compared to $14.4 million in the same quarter a year ago.

Income from operations for second quarter 2004 was approximately $287,000, or 1 percent of net service revenues, compared to income from operations of approximately $549,000 in second quarter 2003. Net income for the quarter was approximately $211,000, or $0.02 per diluted share, compared to a loss of $423,000, or $0.03 per share, in second quarter 2003.

"While we have made strides in growing net service revenues and improving net income over 2003, our earnings for the second quarter were impacted by a slow-down in activity on a large contract and the slower-than-expected start-up of newer contracts recently awarded," said Dr. Kendle.

Included in income from operations for the second quarter is a charge of approximately $48,000 for additional severance costs related to the March 2004 workforce realignment plan. Included in income from operations for the second quarter of 2003 is a $106,000 credit to reduce the severance costs related to a workforce realignment charge recorded by the Company in first quarter 2003.

                                     -more-

Also during the second quarter of 2004, Kendle made a $1.2 million partial early repayment on the remaining $3 million of its convertible note. Accordingly, as a result of this partial early debt extinguishment, Kendle recognized a gain of approximately $343,000 compared to a similar gain of $558,000 in the second quarter of 2003. As of June 30, 2004, there remains $1.5 million outstanding under this convertible note. Kendle intends to continue to repay this convertible note ahead of its originally scheduled maturity.

Cash flow from operations for the quarter was a positive $89,000. Cash and marketable securities totaled $18.9 million, including $637,000 of restricted cash, and bank borrowings totaled $8.3 million at June 30, 2004. Days sales outstanding in accounts receivable were 57 and capital expenditures for second quarter 2004 totaled $1.3 million.

Net service revenues for the six months ended June 30, 2004 were $82.0 million compared to net service revenues of $75.7 million for the six months ended June 30, 2003. Net service revenues by geographic region were 60 percent in North America, 36 percent in Europe and 4 percent in the Asia-Pacific region. The top five customers based on net service revenues accounted for 42 percent of net service revenues for the six months ended June 30, 2004.

Reimbursable out-of-pocket revenues and expenses were $23.0 million for the six months ended June 30, 2004 compared to $25.9 million in the same period a year ago.

Income from operations for the six months ended June 30, 2004 was approximately $983,000, or 1 percent of net service revenues, compared to a loss from operations of approximately $969,000 in the first six months of 2003. The operating results include a charge of approximately $302,000 in the first six months of 2004 for severance costs related to a workforce realignment and a similar charge of approximately $576,000 in the first six months of 2003. Net income for the first six months of 2004 was approximately $884,000, or $0.07 per diluted share, compared to a loss of $2.5 million, or $0.20 per share in the first six months of 2003. Net income for the six months ended June 30, 2004 includes gains of approximately $597,000 due to the partial early extinguishment of debt. The net loss for the six month period ended June 30, 2003 includes gains on debt extinguishment of approximately $558,000 and a $405,000 impairment charge to reduce to zero the value of the Company's investment in KendleWits.

Cash flow from operations for the six months ended June 30, 2004 was a negative $6.5 million. Capital expenditures for this six month period totaled $2.3 million.

Kendle International will host its second quarter 2004 conference call July 29, 2004, at 8:30 a.m. Eastern Time. The call will be broadcast live over the Internet and can be accessed at www.kendle.com. A replay of the Webcast will be available at www.kendle.com shortly after the call for on-demand replay through 5 p.m. Eastern Time on Aug. 29, 2004.

                                     -more-

ABOUT KENDLE INTERNATIONAL INC.

Kendle International Inc. (Nasdaq: KNDL) is among the world's leading global clinical research organizations. We deliver innovative and robust clinical development solutions -- from first-in-man studies through market launch and surveillance -- to help the world's biopharmaceutical companies maximize product life cycles and grow market share. With headquarters in Cincinnati, Ohio, and nearly 1,700 associates worldwide, Kendle has conducted clinical trials or provided regulatory and validation services in more than 60 countries. Additional information and investor kits are available upon request from Kendle International Inc., 1200 Carew Tower, 441 Vine Street, Cincinnati, OH 45202 or from the Company's Web site at www.kendle.com.

Information provided herein, which is not historical information, such as statements about prospective earnings, revenue and earnings growth, are forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All such forward-looking statements, including the statements contained herein regarding anticipated trends in the Company's business, are based largely on management's expectations and are subject to and qualified by risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include, without limitation, competitive factors and industry consolidation, outsourcing trends in the pharmaceutical and biotechnology industries, the Company's ability to manage growth and to continue to attract and retain qualified personnel, the Company's ability to complete additional acquisitions and to integrate newly acquired businesses, the Company's ability to penetrate new markets, the fixed price nature of contracts or the loss of large contracts, cancellation or delay of contracts, the progress of ongoing contracts, the ability to maintain existing customer relationships or enter into new ones, cost overruns, the Company's sales cycle, the effects of exchange rate fluctuations, and other factors described in the Company's filings with the Securities and Exchange Commission including Quarterly Reports on Form 10-Q and the Annual Report on Form 10-K. No assurance can be given that the Company will be able to realize the net service revenues included in backlog and verbal awards. Kendle believes that its aggregate backlog and verbal awards are not necessarily a meaningful indicator of future results. All information in this release is current as of July 29, 2004. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company's expectations.

                                       ###

                            Kendle International Inc.
                   Condensed Consolidated Statement of Income
                      (In thousands, except per share data)
                                   (Unaudited)

                                                         Three Months Ended        Six Months Ended
                                                              June 30,                  June 30,
                                                       ----------------------    ----------------------
                                                         2004         2003         2004         2003
                                                       ---------    ---------    ---------    ---------
Net service revenues                                   $  41,217    $  38,497    $  82,003    $  75,677
Reimbursable out-of-pocket revenues                       11,998       14,381       22,998       25,926
                                                       ---------    ---------    ---------    ---------
Total revenues                                            53,215       52,878      105,001      101,603
                                                       ---------    ---------    ---------    ---------
Costs and expenses:
  Direct costs                                            24,221       23,480       47,482       46,169
  Reimbursable out-of-pocket costs                        11,998       14,381       22,998       25,926
  Selling, general and administrative expenses            14,391       12,347       28,667       25,489
  Depreciation and amortization                            2,270        2,227        4,569        4,412
  Severance and office consolidation costs                    48         (106)         302          576
                                                       ---------    ---------    ---------    ---------
  Total costs and expenses                                52,928       52,329      104,018      102,572
                                                       ---------    ---------    ---------    ---------
Income (loss) from operations                                287          549          983         (969)
Other income (expense):
  Interest expense                                          (201)        (276)        (415)        (548)
  Interest income                                             84           96          164          199
  Other                                                     (178)          14          285         (424)
  Investment impairment                                        -         (405)           -         (405)
  Gain on debt extinguishment                                343          558          597          558
                                                       ---------    ---------    ---------    ---------
Income (loss) before income taxes                            335          536        1,614       (1,589)
Income taxes                                                 124          959          730          958
                                                       ---------    ---------    ---------    ---------
Net income (loss)                                      $     211   ($     423)   $     884   ($   2,547)
                                                       =========    =========    =========    =========
Income (loss) per share data:
Basic:
      Net income (loss) per share                      $    0.02    ($   0.03)   $    0.07    ($   0.20)
                                                       =========    =========    =========    =========
      Weighted average shares outstanding                 13,120       12,938       13,096       12,908

Diluted:

      Net income (loss) per share                      $    0.02    ($   0.03)   $    0.07    ($   0.20)
                                                       =========    =========    =========    =========
      Weighted average shares outstanding                 13,349       12,938       13,351       12,908

PRO FORMA:

      Pro forma net income (loss) per diluted share:   $    0.00    ($   0.04)   $    0.05    ($   0.16)
                                                       =========    =========    =========    =========

                            Kendle International Inc.
                   Reconciliation of GAAP EPS to Pro forma EPS
                                   (Unaudited)

                                                    Three Months Ended             Six Months Ended
                                                         June 30,                      June 30,
                                                  -----------------------      ------------------------
                                                    2004           2003          2004            2003
                                                  --------      ---------      --------       ---------
GAAP net income (loss) per share                  $   0.02      ($   0.03)     $   0.07       ($   0.20)

  Severance and office consolidation costs               -       $  (0.01)         0.01        $   0.04
  Investment impairment                                  -       $   0.03             -        $   0.03
  Gain on debt extinguishment                        (0.02)      $  (0.03)        (0.03)       $  (0.03)
                                                  --------      ---------      --------       ---------
Pro forma net income (loss) per diluted share     $   0.00      ($   0.04)     $   0.05       ($   0.16)
                                                  ========      =========      ========       =========

                            Kendle International Inc.
                       Selected Balance Sheet Information
                                 (In thousands)
                                   (Unaudited)

                                     June 30, 2004    December 31, 2003
                                     -------------    -----------------
Cash, cash equivalents and
  marketable securities (including
  restricted cash)                   $      18,873    $          32,408
Net Receivables                             33,842               20,330
Total assets                               147,076              154,415
Bank borrowings                              8,346                9,750
Shareholders' equity                        96,679               96,369